Exhibit 99.1

ALDEYRA THERAPEUTICS APPOINTS STEPHEN TULIPANO CHIEF FINANCIAL OFFICER

Burlington, MA, June 19, 2014 – Aldeyra Therapeutics, Inc. (NASDAQ: ALDX) (Aldeyra), a biotechnology company focused on the development of products to treat diseases related to free aldehydes, today announced that Stephen Tulipano has joined Aldeyra as its Chief Financial Officer, effective June 23, 2014. Mr. Tulipano will report directly to Todd C. Brady, M.D., Ph.D., President and CEO of Aldeyra.

“We are excited to have Steve join Aldeyra, as he brings to the Company a strong financial background and significant experience in the pharmaceutical industry,” said Dr. Brady. “Given his proven track record of managing a company’s finances during clinical trials, Steve will be a tremendous asset as we advance the clinical development of our lead product candidate, NS2, for the treatment of Sjogren-Larsson Syndrome and acute anterior uveitis. We look forward to working with Steve as we continue to pursue a safe and effective treatment option for diseases related to free aldehydes.”

Mr. Tulipano has nearly 27 years of accounting and financial experience, of which 12 years were focused on the pharmaceutical industry. Most recently, he held positions at Three Tulips Inc., an accounting and management advisory services firm, where he provided full-time accounting services and financial management counsel. Prior to that, he served as Chief Financial Officer of Javelin Pharmaceuticals where he helped lead the company through its acquisition by Hospira in 2010. Previously, he held the role of Director of Corporate Accounting at Biogen Idec, one of the oldest biopharmaceutical companies in the U.S. He has also held several accounting roles both within companies and accounting firms.

Mr. Tulipano commented, “Joining the Aldeyra team is a great opportunity to be part of an accomplished management team that is pursuing a novel drug platform to treat both orphan and mass-market diseases. I believe my previous experience in financial accounting within the pharmaceutical industry positions me well in this role and I look forward to contributing to the Company’s growth and long-term success.”

Mr. Tulipano holds a B.S. in Business Administration and Accounting from Salem State College and an M.B.A. in Finance from the Sawyer School of Management at Suffolk University. He is also a Certified Public Account.

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About Aldeyra Therapeutics

Aldeyra Therapeutics, Inc., is a biotechnology company focused primarily on the development of products to treat diseases thought to be related to endogenous free aldehydes, a naturally occurring class of toxic molecules. The company has developed NS2, a product candidate designed to trap free aldehydes. Aldeyra plans to begin clinical testing of NS2 in 2014 for the treatment of Sjögren-Larsson Syndrome and acute anterior uveitis. NS2 has not been approved for sale in the U.S. or elsewhere. www.aldeyra.com

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Aldeyra’s plans for its product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Aldeyra is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Aldeyra’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Aldeyra and its development partners; the ability to obtain and maintain regulatory approval of Aldeyra’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Aldeyra’s product candidates; the size and growth of the potential markets for Aldeyra’s product candidates and the ability to serve those markets; Aldeyra’s expectations regarding Aldeyra’s expenses and revenue, the sufficiency of Aldeyra’s cash resources and needs for additional financing; Aldeyra’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Aldeyra’s final prospectus filed under Rule 424(b)(4) with the Securities and Exchange Commission (SEC) in connection with Aldeyra’s initial public offering and Aldeyra’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on June 11, 2014. In addition to the risks described above and in Aldeyra’s other filings with the SEC, other unknown or unpredictable factors also could affect Aldeyra’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Aldeyra undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Investor Contact:

David Burke/Lee Roth

The Ruth Group

Tel: +1 646-536-7009/7012

dburke@theruthgroup.com/lroth@theruthgroup.com